EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

between

E-LOAN AUTO FUND ONE, LLC,

as Seller

and

MERRILL LYNCH BANK USA,

as Purchaser

Dated as of March 30, 2005

TABLE OF CONTENTS

Page
ARTICLE ONE
DEFINITIONS

Section 1.01. Definitions	1
Section 1.02. Usage of Terms	9
Section 1.03. Calculations	9

ARTICLE TWO
CONVEYANCE OF CONTRACTS

Section 2.01. Conveyance of Contracts.	10
Section 2.02. Closing Date	11
Section 2.03. Termination of Credit Documents	12

ARTICLE THREE
THE CONTRACTS

Section 3.01. Representations and Warranties of the Seller	13
Section 3.02. Repurchase of Certain Contracts.	19
Section 3.03. Collecting Title Documents Not Delivered at the Closing Date	20
Section 3.04. Collecting Original PowerCheck®	20
Section 3.05. Contract Information	20
Section 3.06. Access to Certain Documentation and Information Regarding Contracts	20

ARTICLE FOUR
THE SELLER

Section 4.01. Limited Liability Company Existence	21
Section 4.02. Liability of Seller; Indemnities	21
Section 4.03. Merger or Consolidation of, or Assumption of the Obligations of, the Seller; Certain Limitations	23
Section 4.04. Limitation on Liability of Seller and Others	23
Section 4.05. Performance of Obligations	23
Section 4.06. Delivery of Contract Documents	23
Section 4.07. New Credit Facility	23

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ARTICLE FIVE
MISCELLANEOUS

Section 5.01. Termination	24
Section 5.02. Amendment	24
Section 5.03. Protection of Title to Contracts.	24
Section 5.04. Governing Law	25
Section 5.05. Notices	26
Section 5.06. Severability of Provisions	26
Section 5.07. Assignment.	27
Section 5.08. Third Party Beneficiaries	27
Section 5.09. Counterparts	27
Section 5.10. Headings	27
Section 5.11. Confidentiality	27
Section 5.12. Use of Name.	28
Section 5.13. Expenses	28
Section 5.14. Securitization or other Disposition of Contracts.	28
Section 5.15. Separate Counterparts	29
Section 5.16. No Petition Covenant	29
Section 5.17. Portfolio Performance Reporting	29
Section 5.18. Survival	29

SCHEDULES
*Schedule I - Schedule of Contracts	SI-1
*Schedule II - Purchase Price	SII-1
*Schedule III - Location of Contract Files	SIII-1
*Schedule IV - Form of Limited Guaranty	SIV-1
*Schedule V - Form of Sale and Assignment	SV-1

EXHIBITS
*Exhibit A - Notice of Repurchased Contract	A-1
*Exhibit B - E-Fund Agreement	B-1

*Exhibits and schedules have been omitted in accordance with Item 601(b)(2) of Regulation S-K. Copies of such omitted exhibits and schedules will be provided to the Commission upon request.

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of March 30, 2005, is between Merrill Lynch Bank USA, an industrial bank organized under the laws of Utah, as purchaser (the “Purchaser”), and, E-LOAN AUTO FUND ONE, LLC, a Delaware limited liability company, as seller (the “Seller”).

WHEREAS, in the regular course of its business Seller purchases contracts evidencing direct loans to consumers for the purchase or refinancing of certain new or pre-owned motor vehicles from E-Loan, Inc.; and

WHEREAS, the Seller is willing to sell such contracts to the Purchaser, and the Purchaser is willing to buy such contracts from the Seller, pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01.   Definitions. Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement.

“Acknowledgement of Custodian” means an Acknowledgement of Custodian substantially in the form of Exhibit B to the Servicing and Custodian Agreement.

“Administration Agreement” means the Administration Agreement, dated as of June 1, 2002, between E-Loan Auto Fund One, LLC, as borrower, and E-Loan, Inc., as administrator, as amended.

“Administrator” means E-Loan, Inc., in its capacity as administrator under the Servicing and Custodian Agreement.

“Affiliate” of any specified Person means any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

“Agreement” means this Purchase and Sale Agreement, as amended, restated or otherwise modified from time to time.

“Amount Financed” means, with respect to any Contract, the aggregate principal amount of credit extended to the related Obligor in connection with the purchase (or financing or refinancing of the purchase) of the related Financed Vehicle including, without limitation, any taxes, insurance and related costs financed in connection therewith, as set out in the Contract Documents.

“APR” of a Contract means annual percentage rate and is the annual rate of finance charges specified in such Contract.

“Auto Fund Security Agreement” means the Security Agreement, dated as of June 1, 2002, between E-Loan Auto Fund One, LLC, as borrower, and Merrill Lynch Bank, as lender, as amended.

“Basic Documents” means this Agreement, the Servicing and Custodian Agreement, the Limited Guaranty and the Sale and Assignment.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Oakland, California or New York, New York are authorized or obligated by law, executive order or government decree to remain closed.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Change of Control” means, at any time, (i) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have (a) acquired beneficial ownership of 51% or more on a fully diluted basis of the voting or economic interest in the Capital Stock of the Seller or (b) obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Seller or (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Seller cease to be occupied by individuals who either were (a) members of the board of directors of the Seller on the Closing Date or (b) nominated for election by the board of directors of the Seller, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors.

“Closing Date” means March 30, 2005, or such other date as the Seller and the Purchaser may agree.

“Collection Account” means account number 62030 at Merrill Lynch Bank (ABA 124084669, FBO: MLBUSA, Credit Globus Account 020 000 1124, Ref: ELOAN P&I PAYMENTS) or such other account as the Purchaser shall from time to time give written notice of to the Seller and the Servicer.

“Collection Period” means, with respect to any Servicer Report Date, the period commencing on the first day of the month preceding the month in which such Servicer Report Date occurs.

“Commission” means the Securities and Exchange Commission.

“Contract” means each direct loan evidenced by a note and security agreement or installment loan agreement and security agreement (including each E-Fund Agreement, or PowerCheck® and Note and Security Agreement) and each other agreement delivered in connection therewith or pursuant thereto, acquired by the Seller and transferred by the Seller to the Purchaser hereunder as listed on the Schedule of Contracts, which note and security agreement or installment loan agreement and security agreement has been executed by an Obligor and pursuant to which such Obligor purchased, financed, refinanced or pledged the Financed Vehicle described therein, agreed to pay the deferred purchase price (i.e., the purchase price net of any down payment) or amount borrowed, together with interest, as therein provided in connection with such purchase or refinance loan, granted a security interest in such Financed Vehicle and undertook to perform certain other obligations specified in such Contract and which has been conveyed to the Purchaser pursuant to this Agreement.

“Contract Documents” means, collectively, the following documents or instruments:

(a)  with respect to a Contract for the purchase (including, for greater certainty, a person-to-person purchase) of a Financed Vehicle by the related Obligor, collectively, the following documents or instruments:

1.  the original fully executed Contract (including, without limitation, either an E-Fund Agreement or PowerCheck® together with a Note and Security Agreement), together with all amendments and other modifications thereto;

2.  a true and complete copy of (i) the credit application of the related Obligor (which may be a hard copy or in an electronic medium that may be accessed by the Servicer) and (ii) the bill of sale with respect to Obligors that have a FICO score under 700;

3.  if there is a co-signer/co-obligor on the Contract, a true and complete copy of the duly executed notice to co-signer/co-obligor delivered to the co-signer/co-obligor as required by law, which notice is set forth in the related Note and Security Agreement;

4.  original fully executed promissory notes and true and complete copies of all letters of credit, agreements, documents and instruments relating to, evidencing, securing or guarantying the loan to the related Obligor;

5.  within 240 days after the related Funding Date of such Contract, the original certificate of title (which may be a hard copy or, if authorized by applicable law, in an electronic medium that may be accessed by the Servicer) for the related Financed Vehicle, indicating E-Loan, Inc. or the Purchaser as the sole lienholder or legal owner thereof; and

6.  any and all other documents (including, without limitation, all documents required to be provided by Obligors under the PowerCheck® used in connection with person-to-person purchase transactions) that E-Loan shall keep on file, in accordance with its customary procedures, relating to the Contracts and the related Financed Vehicle or the related Obligor.

(b)  with respect to a Contract for the refinance or lease-buy-out of a Financed Vehicle by the related Obligor:

1.  the original fully executed Contract (including, without limitation, either an E-Fund Agreement or PowerCheck® together with a Note and Security Agreement), together with all amendments and other modifications thereto;

2.  a true and complete copy of (i) the credit application of the related Obligor (which may be a hard copy or in an electronic medium that may be accessed by the Servicer) and (ii) the bill of sale with respect to Obligors that have a FICO score under 700;

3.  if there is a co-signer/co-obligor on the Contract, a true and complete copy of the duly executed notice to co-signer/co-obligor delivered to the co-signer/co-obligor as required by law, which notice is set forth in the related Note and Security Agreement;

4.  original fully executed promissory notes and true and complete copies of all letters of credit, agreements, documents and instruments relating to, evidencing, securing or guarantying the loan to the related Obligor;

5.  within 240 days after the related Funding Date of such Contract, the original certificate of title (which may be a hard copy or, if authorized by applicable law, in an electronic medium that may be accessed by the Servicer) for the related Financed Vehicle, indicating E-Loan, Inc. or the Purchaser as the sole lienholder or legal owner thereof; and

6.  any and all other documents that the E-Loan shall keep on file, in accordance with its customary procedures, relating to the contract, the related Obligor or the related Financed Vehicle, including, without limitation, any record, in a format acceptable to the Purchaser (e.g., compact disc), of each draft executed by a prior lender/lienholder setting forth the acknowledgment by such lender/lienholder of the release of its lien.

 “Contract Files” means the Contract Documents and all other papers, documents and computerized records customarily kept by E-Loan, Inc. or the Custodian on behalf of E-Loan, Inc. in relation to contracts and loans comparable to the Contracts.

 “Contract Number” means, with respect to any Contract, the number assigned to such Contract by E-Loan, which number is set forth in the related Schedule of Contracts.

 “Contribution and Sale Agreement” means the Contribution and Sale Agreement, dated as of June 1, 2002, between E-Loan Auto Fund One, LLC, as purchaser, and E-Loan, Inc., as seller, as amended.

 “Conveyed Assets” has the meaning set forth in Section 2.01.

“Credit Agreement” means the Credit Agreement, dated as of June 1, 2002, among E-Loan Auto Fund One, LLC, as borrower, E-Loan, Inc., as seller and Merrill Lynch Bank, as lender, as amended.

“Credit Documents” means the Credit Agreement, the Contribution and Sale Agreement, the Servicing Agreement, the Auto Fund Security Agreement, the Note, each Hedge Agreement, the Securities Account Control Agreement, the Administration Agreement, any supplements to or confirmations under any such agreement and other documents and certificates delivered in connection therewith.

“Custodian” means SST, in its capacity as Custodian under the Servicing and Custodian Agreement, and its successors in such capacity.

“Cut-Off Date” means March 8, 2005.

“Due Date” means, with respect to any Contract, the date upon which a Monthly Payment is due.

“E-Fund Agreement” means an E-Fund Agreement in substantially the form attached hereto as Exhibit B.

“Exchange Act” means the Securities Exchange Act of 1934.

“FICO” means statistical credit scores based on methodology developed by Fair, Isaac & Company, and which are obtained by lenders in connection with loan applications to help assess a borrower’s creditworthiness.

“Financed Vehicle” means, as to any Contract, a new or pre-owned motorcycle, passenger automobile, sport utility vehicle, light-duty truck, van or minivan, together with all accessions thereto, securing the related Obligor’s indebtedness under such Contract.

“Funding Date” means, with respect to each Contract, the date of origination of the Contract.

“Guarantor” means E-Loan, Inc., in its capacity as guarantor under the Limited Guaranty.

“Hedge Agreement” means an interest rate swap agreement or cap agreement between a Hedge Counterparty and E-Loan Auto Fund One, LLC.

“Hedge Counterparty” means an interest rate swap or cap provider.

“Insolvency Event” means, with respect to a specified Person, (i) the entry of a decree or order for relief by a court or regulatory authority having jurisdiction in respect of such Person in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future, federal or State, bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days, (ii) the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or any other present or future federal or State bankruptcy, insolvency or similar law and such case is not dismissed within 60 days or (iii) the commencement by such Person of a voluntary case under the federal bankruptcy laws, as now or hereinafter in effect, or any other present or future federal or State, bankruptcy, insolvency or similar law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official for such Person or for any substantial part of its property, or the making by such Person of an assignment for the benefit of creditors or the failure by such Person generally to pay its debts as such debts become due or the taking of corporate action by such Person in furtherance of any the foregoing.

“Insurance Proceeds” means proceeds paid pursuant to any comprehensive and collision insurance policy and amounts (exclusive of any rebated insurance premiums) paid by any insurer under any other insurance policy related to a Financed Vehicle, a Contract or an Obligor.

“Lender” means Merrill Lynch Bank USA.

“Lien” means, with respect to any Contract, Financed Vehicle or other property, a security interest, lien, charge, pledge, equity or encumbrance of any kind.

“Limited Guaranty” means the form of guaranty set forth on Schedule IV.

“Maturity Date” means, with respect to any Contract, the Due Date on which the last scheduled payment of such Contract shall be due and payable.

“Merrill Lynch Bank” means Merrill Lynch Bank USA.

“Monthly Payment” means, with respect to any Contract, the amount of each monthly payment of principal and interest payable to the related Obligee in accordance with the terms thereof on the Due Date specified therein.

“Monthly Servicer Report” has the meaning set forth in the Servicing and Custodian Agreement.

“Note” means the revolving credit note issued by E-Loan Auto Fund One, LLC to the Lender pursuant to the Credit Agreement.

“Note and Security Agreement” means a Note and Security Agreement originated by the Seller to an Obligor for the refinancing or purchase of a vehicle.

“Notice of Repurchased Contract” means a Notice of Repurchased Contract substantially in the form of Exhibit A hereto.

“Obligee” means the Person to whom an Obligor is indebted under a Contract.

“Obligor” means the consumer and any other Person who owes payments under the Contract in respect of the purchase or refinancing of a Financed Vehicle.

“Officers’ Certificate” means a certificate signed by the chairman, the president or a vice president, and by the treasurer, an assistant treasurer, the controller, an assistant controller, the secretary or an assistant secretary of any Person delivering such certificate and delivered to the Person to whom such certificate is required to be delivered.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“PowerCheck®” means the Seller’s proprietary form of draft originated by the Seller to an Obligor for the purchase (including purchases from a vehicle dealer or in person-to-person transactions, and lease buy-out transactions) or refinancing of a vehicle or a “substitute check” equivalent thereof within the meaning of the Check Clearing for the 21st Century Act, 12 U.S.C. 5001, Pub. L. No. 108-100, 117 Stat. 1177 Oct. 28, 2003), either of which shall be deemed to be an “original Power Check®” as that term is used in this Agreement.

“Principal Balance” means the actual outstanding principal balance of a Contract under the terms thereof.

“Purchase Price” means $666,802,685.83.

“Purchaser” means Merrill Lynch Bank.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 4.02(c).

“Refinanced Contract” means a Contract for the refinance of a Financed Vehicle by the related Obligor.

“Representatives” means, with respect to the Seller, the servicer, the Custodian or the Purchaser, each of their respective directors, officers, employees, agents, counsel, auditors and other representatives.

“Repurchase Amount” means, with respect to any Repurchased Contract, the Principal Balance of such Contract as of the date of such repurchase multiplied by 100.50% plus accrued interest at the related APR through the date of such repurchase.

“Repurchased Contract” means a Contract repurchased by the Seller pursuant to Section 3.02, 3.03 or 3.04.

“SST” means System & Services Technologies, Inc. and its successors and permitted assigns.

“Sale and Assignment” means an assignment of the Conveyed Assets by the Seller to the Purchaser, dated as of the Closing Date, in substantially the form of Schedule V hereto.

“Schedule of Contracts” means a schedule identifying the Contracts attached as Exhibit A to the Sale and Assignment (which list may be in electronic file, microfiche, disk or other means acceptable to the Purchaser) which Contracts had an aggregate principal balance as of the Cut-Off Date of $651,376,085.53.

“Securities Account Control Agreement” means the Securities Account Control Agreement, dated as of June 1, 2002, among E-Loan Auto Fund One, LLC, Merrill Lynch Bank and Bank One, NA, as securities intermediary.

“Securitization” means any (i) financing transaction undertaken by the Purchaser or a Special Purpose Affiliate that is secured, directly or indirectly, by all or a portion of the Contracts and any financing undertaken in connection with the issuance, pledge or assignment of all or a portion of the Contracts or the Purchaser’s or a Special Purpose Affiliate’s interest therein, as the case may be, (ii) sale or other transfer by the Purchaser or a Special Purpose Affiliate in all or a portion of the Contracts or (iii) other asset securitization, secured loan, financing or similar transaction involving all or a portion of the Contracts, including any sale to or otherwise involving any conduit.

“Seller” means E-Loan Auto Fund One, LLC in its capacity as the Seller of Conveyed Assets under this Agreement, and each successor thereto (in the same capacity) pursuant to Section 4.02.

“Seller Indemnified Claim” shall have the meaning set forth in Section 4.02(b).

“Seller Indemnified Party” shall have the meaning set forth in Section 4.02(a).

“Servicer” means SST, in its capacity as servicer under the Servicing and Custodian Agreement, and its successors in such capacity.

“Servicer Report Date” means the 10th day of each month, or if that day is not a Business Day, the next following Business Day.

“Servicing Agreement” means the Servicing and Custodian Agreement, date as of June 1, 2002, between SST and E-Loan, Inc., as amended.

“Servicing and Custodian Agreement” means the Servicing and Custodian Agreement, dated as of July 14, 2004, as amended by Amendment No. 1 to Servicing and Custodian Agreement, dated as of March 30, 2005, among SST, as Servicer and as Custodian, E-Loan, Inc., as Administrator, and Merrill Lynch Bank, as amended, restated or otherwise modified from time to time.

“Servicing Procedures” means the Servicing Procedures set forth as Exhibit A to the Servicing and Custodian Agreement.

“Special Purpose Affiliate” means a special purpose entity that is an Affiliate of the Purchaser and was created for the purpose of one or more Securitizations.

“State” means any one of the 50 states of the United States or the District of Columbia.

“Title Document” means, with respect to any Financed Vehicle, the certificate of title for, or other evidence of ownership of, such Financed Vehicle issued by the registrar of titles in the jurisdiction in which such Financed Vehicle is registered.

“Title Schedule” means a list of Contracts for which Title Documents for the related Financed Vehicles have not been obtained.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction.

“United States” means the United States of America.

Section 1.02.   Usage of Terms. With respect to all terms in this Agreement, unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect from time to time in the United States; (iii) “or” is not exclusive; (iv) “including” means including without limitation; (v) words in the singular include the plural and words in the plural include the singular; (vi) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vii) references to a Person are also to its successors and permitted assigns; (viii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ix) Section, subsection, Schedule and Exhibit, as applicable, references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and (x) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form.

Section 1.03.   Calculations. Except as otherwise provided herein, all interest rate and basis point calculations hereunder shall be carried out to at least five decimal places and will be made on the basis of a 365-day year and the actual number of days elapsed from, and including, the immediately preceding date through which interest has been calculated.

ARTICLE TWO

CONVEYANCE OF CONTRACTS

Section 2.01.   Conveyance of Contracts.

(a)  On the Closing Date, the Purchaser shall purchase from Seller all of the Contracts in the manner set forth in this Article. In consideration of the Purchaser’s delivery to the Seller of the Purchase Price, and subject to the terms and conditions hereof, the Seller hereby sells, grants, transfers, assigns and otherwise conveys to the Purchaser, without recourse (but subject to the representations, warranties and other obligations of the Seller herein, including the obligations under Sections 3.02, 3.03, 3.04 and 4.02) and the Purchaser hereby agrees to purchase, all of its right, title and interest in, to and under (collectively, the “Conveyed Assets”):

(i)  the Contracts;

(ii)  all interest, principal and other amounts received thereunder after the Cut-Off Date;

(iii)  all Insurance Proceeds with respect to any Financed Vehicle to which a Contract relates that are received after the Cut-Off Date;

(iv)  the Contract Files;

(v)  any and all security interests of the Seller in the Financed Vehicles, and the right to receive proceeds from claims on certain insurance policies covering the Financed Vehicles or the related Obligors;

(vi)  all proceeds in any way delivered with respect to the foregoing, all rights to payments with respect to the foregoing and all rights to enforce the foregoing; and

(vii)  all present and future claims, demands, causes of action and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion thereof, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property that at any time constitute all or part of or are included in the proceeds of any of the foregoing.

(b)  Subject to satisfaction of the conditions in Section 2.02, on the Closing Date the Purchaser shall deliver to the Seller the Purchase Price for the Conveyed Assets. Such payment shall be made in immediately available funds in accordance with the funding instructions provided by the Seller.

(c)  The Contracts are being sold on a servicing released basis. Purchaser agrees to retain Servicer to service the Contracts on the Closing Date and for a minimum of thirty (30) days thereafter. Except for the obligations of the Seller set forth herein, the Purchaser shall be responsible for the management, servicing, administration and collection on the Contracts.

(d)  It is the intention of the Seller and the Purchaser that the sale, transfer and assignment of Conveyed Assets made pursuant to Section 2.01(a) shall constitute a sale from the Seller to the Purchaser, conveying good title to the Conveyed Assets free and clear of Liens, and such property shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy or similar law. However, in the event that any or all of the Conveyed Assets are held or otherwise determined to be property of the Seller or not to have been conveyed to the Purchaser in a true and absolute sale, then the Seller hereby grants, pledges and assigns to the Purchaser a first priority security interest in all of the Seller’s right, title and interest in, to and under such property, to secure payment of the obligation incurred by the Seller in the amount paid by the Purchaser for the Conveyed Assets and for the payment and performance of all obligations of the Seller hereunder. The Seller shall file and deliver, prior to the Closing Date, financing statements on UCC-1 in respect of such security interest, and the Seller hereby authorizes, on or after the Closing Date, the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Purchaser may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Purchaser herein. Such financing statements shall contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement other than by the Purchaser will violate the rights of the Purchaser” and may describe the Conveyed Assets in the same manner as described herein or may contain an indication or description of collateral that describes such property as necessary, advisable or prudent to ensure the perfection of the security interest in the Conveyed Assets granted to the Purchaser herein.

(e)  The Seller has determined that the Seller’s disposition of the Contracts pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes and shall treat the disposition of the Contracts pursuant to this Agreement in such manner. The sale of each Contract shall be reflected on the Seller’s balance sheet and other financial statements and income tax returns as a sale of assets by the Seller and the Purchaser shall treat the disposition of the Contracts hereunder as a sale for accounting and tax purposes.

Section 2.02.   Closing Date. The obligation of the Purchaser to purchase the Receivables is subject to the satisfaction of the following conditions:

(a)  The Purchaser shall have received the following, in each case, unless otherwise noted, dated as of the Closing Date:

(i)  certificate of formation of the Seller, certified by the Secretary of State of the State of Delaware, together with a good standing certificate from the Secretary of State of the State of Delaware, each dated a recent date prior to the Closing Date;

(ii)  copies of the articles of incorporation of the Guarantor, certified by the Secretary of State of the State of Delaware, together with a good standing certificate from the Secretary of State of the State of Delaware, each dated a recent date prior to the Closing Date;

(iii)  resolutions of the board of directors (or any duly authorized committee thereof) of the Seller approving and authorizing the execution, delivery and performance by it of the Basic Documents, certified as of the Closing Date by the secretary of the Seller as being in full force and effect without modification or amendment;

(iv)  resolutions of the board of directors (or any duly authorized committee thereof) of the Guarantor approving and authorizing the execution, delivery and performance by it of the Basic Documents to which it is a party, certified as of the Closing Date by the secretary of the Guarantor as being in full force and effect without modification or amendment;

(v)  signature and incumbency certificates of the officers of the Seller executing this Agreement;

(vi)  signature and incumbency certificates of the officers of the Guarantor executing this Agreement;

(vii)  executed original of this Agreement, the Servicing and Custodian Agreement and the Limited Guaranty;

(viii)  delivery of favorable opinions of counsel to the Seller and the Guarantor covering (i) due authorization, execution, delivery and enforceability of the Basic Documents to which it is a party and (ii) no conflicts and no adverse proceedings for the Seller or the Guarantor;

(ix)  the Purchaser shall have received copies of file stamped UCC-1 financing statements naming the Seller as debtor and seller and the Purchaser as secured party and purchaser describing the Conveyed Assets sold to the Purchaser pursuant to this Agreement and all proceeds of the foregoing with the office of the Secretary of State of the State of Delaware;

(x)  the Purchaser shall have received copies of file stamped UCC-3 financing statements terminating the interest of the Lender in the Conveyed Asset with the office of the Secretary of State of the State of Delaware; and

(xi)  such other documents as the Purchaser may reasonably request.

(b)  The Seller shall have delivered to the Purchaser a duly executed Sale and Assignment together with the Schedule of Contracts on the Closing Date and such Sale and Assignment shall be irrevocable.

(c)  The Purchaser shall have received prior to the Closing Date an executed Acknowledgment of Custodian for the related Contracts.

(d)  The results of the Purchaser’s due diligence review, if any, to ensure conformity to the terms hereof shall have been satisfactory.

Section 2.03.   Termination of Credit Documents. On the Closing Date, after all conditions of closing set forth above in this Article Two are satisfied, the parties agree that the Credit Documents shall terminate, and the parties shall execute or cause their Affiliates to execute any documents necessary to effectuate such termination.

ARTICLE THREE

THE CONTRACTS

Section 3.01.   Representations and Warranties of the Seller. As of the Closing Date, the Seller makes the following representations and warranties on which the Purchaser is deemed to have relied in acquiring the Contracts. Such representations and warranties speak as of the effective date of this Agreement and as of the Closing Date, as the case may be, but shall survive the sale, transfer and assignment of the Contracts to the Purchaser.

(a)  As to the Seller:

(i)  Organization and Good Standing. The Seller (A) has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, (B) has qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary and (C) has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property, the purchase or sale of the Contracts, the conduct of its business, the consummation of the transactions contemplated by the Basic Documents shall require such qualifications or where the failure to obtain such licenses and approvals would render any of the Conveyed Assets unenforceable.

(ii)  Power and Authority. The Seller has full power, authority and legal right to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under the Basic Documents, including the power and authority to sell, transfer and assign the Conveyed Assets to be sold, transferred and assigned to the Purchaser pursuant to this Agreement and to perform its obligations under the Basic Documents, and the execution, delivery and performance of the Basic Documents have been duly authorized by all necessary limited liability company action on the part of the Seller. Neither the execution and delivery of this Agreement or any other Basic Document, nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Seller or its properties or the certificate of formation or limited liability company agreement of the Seller, or any of the provisions of any indenture, mortgage, contract, agreement or other instrument to which the Seller is a party or by which it is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, contract, agreement or other instrument.

(iii)  Binding Obligation. This Agreement constitutes a valid sale, transfer and assignment of the Conveyed Assets, enforceable against creditors of and purchasers from the Seller and this Agreement and each other Basic Document has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery thereof by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

(iv)  Governmental Consents. The Seller is not required to obtain the consent of any other party or consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency in connection with the sale of the Conveyed Assets being sold, transferred and assigned to the Purchaser under this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or any other Basic Agreement, except (in each case) such as have been obtained and are in full force and effect.

(v)  No Tax Liens. The Seller is not aware of any judgment or tax lien filings against it.

(vi)  No Proceedings. There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Seller, before or by any court, administrative agency, arbitrator or governmental body having jurisdiction over the Seller or its properties (A) asserting the invalidity of any Basic Document, (B) seeking to prevent the consummation of any of the transactions contemplated by the Basic Documents or (C) seeking any determination or ruling that might materially and adversely affect (1) the Seller, (2) its business, assets, operations or condition, financial or otherwise, or (3) the performance by the Seller of its obligations under, or the validity or enforceability of, the Conveyed Assets or any Basic Document. The Seller is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by or the performance by the Seller of its obligations under the Basic Documents.

(vii)  Other Consents. The Seller has obtained or made all necessary consents, approvals, waivers and notifications of creditors, lessors and other nongovernmental persons, in each case in connection with the execution and delivery of, and the consummation of the transactions contemplated by, or the performance by the Seller of its obligations under, the Basic Documents.

(viii)  No Untrue Information. Neither this Agreement nor any statement, report or other document furnished or to be furnished by the Seller in writing pursuant to this Agreement or in connection with the Basic Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such statement, document or report not misleading.

(b)  As to each Contract, the following representations and warranties shall speak as of the Closing Date, unless an earlier date is otherwise specified in which case such representations and warranties shall speak as of such earlier date:

(i)  Schedule of Contracts. As of the Cut-Off Date, the characteristics and all other information set forth on the Schedule of Contracts pertaining to each Contract set forth in the Sale and Assignment and Schedule of Contracts was true and correct in all material respects (except that with respect to the information relating to the amount financed under each Contract and the calculation of the Principal Balance for each Contract, which shall be true and correct in all respects) and such information has been prepared in accordance with this Agreement and is accurate.

(ii)  Security Interests. The Contract was secured by a valid and enforceable first priority security interest in favor of the Seller in the related Financed Vehicle, and such security interest has been duly perfected and is prior to all other Liens upon and security interests in such Financed Vehicle which exist or may thereafter arise or be created, as provided in Sections 3.01(b)(iii) and 3.03 hereof; such security interest is assignable and has been assigned by the Seller to the Purchaser pursuant to Section 2.01. The Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the ownership interest in the Contract and in the related Financed Vehicle granted to the Purchaser hereunder. All financing statements filed against the Seller in favor of the Purchaser in connection herewith describing the Contract contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement other than by the Purchaser will violate the rights of the Purchaser.”

(iii)  Title Documents. If the related Financed Vehicle was originated in a State in which (A) notation of a security interest on the Title Document is required or permitted to perfect such security interest, the Title Document for such Financed Vehicle shows, or if a new or replacement Title Document is being applied for with respect to such Financed Vehicle the Title Document will be received within 240 days following the related Funding Date for each Contract and will show E-Loan, Inc. named as the original secured party under the related Contract as the holder of a first priority security interest in such Financed Vehicle, and (B) the filing of a financing statement under the UCC is required to perfect a security interest in motor vehicles, such filings or recordings have been duly made and show E-Loan, Inc. named as the original secured party under the related Contract, and in either case, the Purchaser has the same rights as such secured party has or would have (if such secured party were still the owner of the Contract) against all parties claiming an interest in such Financed Vehicle.

(iv)  Title to the Contracts. Immediately prior to the Closing Date, the Seller had good and indefeasible title to and was the sole owner of each Contract to be transferred to the Purchaser pursuant to Section 2.01 free of Liens and, other than Liens created hereunder and the Liens in favor of the Lender, upon transfer of such Contract to the Purchaser pursuant to Section 2.01, the Purchaser will have good and indefeasible title to and will be the sole owner of such Contract free of Liens, other than Liens created hereunder, or Liens in favor of Purchaser; and the sale of the Contracts has been perfected under the UCC.

(v)  Dollar Denominated; Current in Payment. The Contract was originated in the United States, is denominated in United States dollars and is payable in the United States. As of the Cut-Off Date, the most recent scheduled payment due on such Contract has been made or was not delinquent by more than 59 days; provided, however, that if the Obligor on a Contract is a debtor or co-debtor in a bankruptcy proceeding as of the Cut-Off Date, the most recent scheduled payment due on such Contract has been made or was not delinquent by more than 14 days as of the Cut-Off Date.

(vi)  Tax Liens. There is no Lien against the related Financed Vehicle for delinquent taxes.

(vii)  Rescission, Offset, Etc. There is no right of rescission, offset, defense or counterclaim to the obligation of the Obligor to pay the unpaid principal or interest due under the Contract; the operation of the terms of the Contract or the exercise of any right thereunder will not render the Contract unenforceable in whole or in part or subject the Contract to any right of rescission, offset, defense or counterclaim, and no such right of rescission, offset, defense or counterclaim has been asserted; and the Seller has no knowledge that any such right of rescission, offset, defense or counterclaim has been asserted or threatened.

(viii)  Mechanics’ Liens. There are no Liens or claims for work, labor, material or storage affecting the related Financed Vehicle that are or may become a Lien prior to or equal with the security interest granted by the Contract.

(ix)  Compliance with Laws. The Contract, and the sale of the Financed Vehicle sold thereunder, complied, at the time it was made, in all material respects with all applicable federal, State and local laws (and regulations thereunder), including usury, equal credit opportunity, fair credit reporting, truth-in-lending, licensing or other similar laws, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, State adaptations of the National Consumer Act and the Uniform Consumer Credit Code and other applicable State laws regulating installment loans in general and motor installment loans in particular and, assuming that the Purchaser has obtained all necessary licenses and approvals, the consummation of the transactions herein contemplated, including the sale, transfer and assignment of the Contract and the related Financed Vehicle to the Purchaser, will not violate any applicable federal or State law or cause any Contract to be unenforceable. Further, the Seller is in compliance with all federal and state laws governing or relating to the privacy rights of the Obligors in connection with its ownership of the Contracts sold hereunder, including the Gramm-Leach-Bliley Act. The Seller maintains such physical and other security measures necessary to (i) ensure the security and confidentiality of the “nonpublic personal information” of each Obligor, (ii) protect against any threats or hazards to the security and integrity of such nonpublic personal information and (iii) protect against any unauthorized access to or use of such nonpublic personal information;

(x)  Valid and Binding. The Contract is the legal, valid and binding obligation of the Obligor thereunder and is enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; all parties to the Contract had full legal capacity to execute and deliver the Contract and all other documents related thereto and to grant the security interest purported to be granted thereby; the terms of the Contract have not been waived, amended or modified in any respect, except by instruments that are part of the Contract Documents; and no such waiver, amendment or modification has caused the Contract to fail to meet all of the representations, warranties and conditions set forth with respect thereto.

(xi)  Enforceability. The Contract contains customary and enforceable provisions such as to render the rights and remedies of the holder or assignee thereof adequate for the realization against the collateral of the benefits of the security, subject, as to enforceability, to bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally.

(xii)  No Default. With respect to each Contract, (A) there was no default, breach, violation or event permitting acceleration existing thereunder (except payment delinquencies permitted by clause (v) of this subsection), (B) there exists no event which, with notice, the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration thereunder and (C) the Seller has not waived any such default, breach, violation or event permitting acceleration except payment delinquencies permitted by clause (v) of this subsection.

(xiii)  Insurance. The Contract requires that the related Obligor obtain and maintain in effect for the related Financed Vehicle until the Maturity Date of such Contract and, at the Funding Date, the related Financed Vehicle will be covered by a comprehensive and collision insurance policy (1) in an amount at least equal to the lesser of (a) its maximum insurable value or (b) the Principal Balance due from the Obligor under the related Contract, (2) naming the Seller as a loss payee and (3) insuring against loss and damage due to fire, theft, transportation, collision and other risks generally covered by comprehensive and collision coverage.

(xiv)  Acquisition of Contract. The Contract was originated directly by E-Loan, Inc. in the ordinary course of its business.

(xv)  Level Payments; Finance Charge. The Contract provides (A) for the payment of a finance charge calculated at its APR based on the simple interest method, (B) payments thereunder shall be applied, and payments under the Contract have been applied, in accordance with the simple interest method and (C) that payments under the Contract are due monthly in level payments through the Maturity Date of such Contract in an amount sufficient to fully amortize the Principal Balance of such Contract by its Maturity Date, assuming timely payment by the Obligor, except that the payment in the first or last month in the life of the Contract may be up to 10% greater or less than the level Monthly Payment amount.

(xvi)  One Original. There is only one original of such Contract. Such original, together with all other Contract Documents and all other papers, documents and computerized records comprising the related Contract File, is being held by the Custodian; provided that, in relation to a Contract which is a PowerCheck® or E-Fund Agreement, as applicable, within 90 days of the Funding Date of such Contract, the Seller will deliver to the Custodian either the original PowerCheck® or E-Fund Agreement or an affidavit attesting as to the destruction of such original Contract. Except as otherwise provided in the Servicing and Custodian Agreement, the Custodian is holding the related Contract File solely on behalf and for the benefit of the Purchaser. None of the Contract Documents that constitute or evidence each Contract has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Purchaser.

(xvii)  Identification. The Seller has clearly marked its electronic records to indicate that the Contract is owned by the Purchaser.

(xviii)  Amount Financed. At the date of origination of the Contract, the Amount Financed under the Contract was not greater than the purchase price to the related Obligor (including taxes, warranties, licenses and related charges) of the related Financed Vehicle.

(xix)  Location of Contract Documents. The Contract Documents are kept at one of the locations of the Custodian listed in Schedule III.

(xx)  No Government Entity Obligor. The related Obligor shall not be a local, State or federal governmental entity.

(xxi)  Chattel Paper. Each Contract constitutes “tangible chattel paper”, as defined in the applicable UCC.

(xxii)  Priority of Interest. All filings necessary in any jurisdiction to give the Purchaser a first priority, validly perfected ownership interest in the Contracts will be made within 10 days of the Closing Date. Other than the security interest granted to the Purchaser pursuant to this Agreement, or any Liens in favor of Purchaser or its Affiliates, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed the Contract. There are no financing statements against the Seller that include the Contracts other than any financing statement relating to the security interest granted to the Purchaser hereunder or a financing statement that has been terminated or subordinated to the rights of the Purchaser.

(xxiii)  No Adverse Selection. No adverse selection procedures have been utilized in selecting the Contract from all other similar Contracts purchased or owned by the Seller.

(xxiv)  No Extensions. The number of, or timing of, scheduled payments has not been changed on any Contract on or before the Cut-Off Date, except as reflected on the related Schedule of Contracts.

(xxv)  Repossession. On or prior to the Cut-Off Date, the related Financed Vehicle has not been repossessed.

(xxvi)  Prepayment of Contracts. Each of the Contracts provides that prepayment in whole or in part by the related Obligor will consist of the applicable principal balance plus accrued and unpaid interest thereon at the related APR.

(xxvii)  No Consent; No Bulk Transfer Law Violation. The Contract does not require the related Obligor to consent to or receive notice of its transfer, sale or assignment and the sale, transfer and assignment of such Contract, together with all Contracts being sold, transferred and assigned on the Closing Date, will not violate any applicable bulk transfer laws.

(xxviii)  Refinanced Contracts. With respect to a Refinanced Contract, the Seller has paid the refinanced amount under the related Contract directly to the prior lender or to the Obligor for delivery to the prior lender.

Section 3.02.   Repurchase of Certain Contracts.

(a)  The representations and warranties of the Seller set forth in Section 3.01 with respect to each Contract shall survive the sale of the Contracts to the Purchaser and shall inure to the benefit of the Purchaser. Upon discovery by the Seller or the Purchaser that any of the representations and warranties in Section 3.01 was incorrect as of the time made or that any of the Contract Documents relating to any Contract has not been properly executed by the Obligor or contains a material defect or has not been received by the Custodian, the Seller or the Purchaser, as the case may be, making such discovery shall give prompt notice to the other. If any such defect, incorrectness or omission materially and adversely affects the interest of the Purchaser, the Seller shall cure the defect or eliminate or otherwise cure the circumstances or condition in respect of which such representation or warranty was incorrect as of the time made. If the Seller is unable to do so by the last day of the Collection Period following the Collection Period during which the Seller becomes aware of or receives notice from the Purchaser of such defect, incorrectness or omission, it shall repurchase such Contract from the Purchaser for an amount equal to the related Repurchase Amount in the manner set forth in Section 3.02(b). Upon any such repurchase, the Purchaser shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Seller title to the Contract so repurchased; such instruments of transfer or assignment to be prepared by the Seller at the Seller’s expense. It is understood and agreed that the obligations of the Seller set forth in this Section 3.02 to cure and repurchase a defective Contract and to indemnify the Seller Indemnified Parties as provided in Section 4.02 constitutes the sole remedies with respect to a breach of the Seller’s representations and warranties; provided, however, that the Seller shall indemnify the Purchaser against all costs, expenses, losses, damages, claims and liabilities, including reasonable fees and expenses of counsel, which may be asserted against or incurred as a result of third-party claims arising out of the events or facts giving rise to such breach. Any costs or expenses incurred by the Purchaser, including reasonable fees and expenses of counsel, in connection with the transfer or assignment of Contracts back to the Seller, shall be reimbursed by the Seller within two Business Days of receipt of an invoice from the Purchaser. This Section shall survive the termination of this Agreement.

(b)  The Seller shall remit to the Collection Account the Repurchase Amount for each Repurchased Contract to be repurchased by it on the 10th day of the calendar month, or if that day is not a Business Day, the next following Business Day, following the month in which the related Contract is required to be repurchased. Upon repurchase of a Repurchased Contract, the Seller shall execute and deliver to the Custodian, as acknowledged by the Purchaser, a Notice of Repurchased Contract. Upon repurchase by the Seller, a repurchased Contract is not, and shall not be considered, a contract for the purposes of this Agreement.

Section 3.03.   Collecting Title Documents Not Delivered on the Closing Date. The Seller shall use its best efforts to collect such Title Documents from the registrar of titles as promptly as possible and shall deliver such Title Documents promptly to the Custodian. After the Closing Date, the Seller shall deliver to the Purchaser on each Servicer Report Date, a Title Schedule until all of the Title Documents relating to the Contracts are obtained. If any such Title Documents showing E-Loan, Inc. as first lienholder is not received by the Purchaser or its agent within 240 days following the Funding Date for each Contract, then the representation and warranty in Section 3.01(b)(iii) in respect of such Contract shall be deemed to have been incorrect in a manner that materially and adversely affects the Purchaser and on such 240th day, the Seller shall remit to the Collection Account the Repurchase Amount in respect of the related Contract in accordance with Section 3.02(b); provided, however that as long as the most recent scheduled payment due on such Contract is not at any time delinquent by more than 30 days, then the representation and warranty in Section 3.01(b)(iii) with respect to such Contract shall not be deemed to be incorrect in a manner that materially and adversely affects the Purchaser; provided, further, that, notwithstanding the foregoing, the representation and warranty in Section 3.01(b)(iii) in respect of such Contract shall be deemed to have been incorrect in a manner that materially and adversely affects the Purchaser, and the Seller shall remit to the Collection Account the Repurchase Amount in respect of the related Contract in accordance with Section 3.02(b), if the Title Document showing E-Loan, Inc. as first lienholder is not received by the Purchaser or its agent within 420 days following the Funding Date.

Section 3.04.   Collecting Original PowerCheck®. The Seller shall use its best efforts to collect all PowerChecks® associated with the Contracts as promptly as possible and shall deliver such PowerCheck® Contracts promptly to the Custodian. If an original PowerCheck® or an affidavit of destruction of the PowerCheck® is not delivered within 90 days following the related Funding Date, then the representation and warranty in Section 3.01(b)(xvi) in respect of such Contract shall be deemed to have been incorrect in a manner that materially and adversely affects the Purchaser and on such 90th day, the Seller shall remit to the Collection Account the Repurchase Amount in respect of the related Contract.

Section 3.05.   Contract Information. The Seller shall retain all data (including computerized title records) relating directly to, or maintained in connection with, the origination of the Contracts at the address of the Seller set forth in Section 5.05 or, upon 15 days’ notice to the Purchaser, at such other place where the principal offices of the Seller are located. On the Closing Date, the Seller shall deliver to or at the direction of the Purchaser all data (including computerized title records). The Seller and the Purchaser shall implement such physical and other security measures as shall be necessary to (i) ensure the security and confidentiality of the “nonpublic personal information” of each Obligor, (ii) protect against any threats or hazards to the security and integrity of such nonpublic personal information and (iii) protect against any unauthorized access to or use of such nonpublic personal information.

Section 3.06.   Access to Certain Documentation and Information Regarding Contracts. Notwithstanding any other provision of this Agreement, the Seller shall provide to the Purchaser reasonable access to its premises to inspect, audit and make copies of and abstracts from the Seller’s records regarding the Contracts. Access shall be afforded without charge, but only upon reasonable request and notice during normal business hours at designated offices of the Seller. In addition to the foregoing, each party shall comply with the other party’s regulatory examination requests; provided, that, the costs and expenses relating to each such review shall be paid by the party requesting such examination.

ARTICLE FOUR

THE SELLER

Section 4.01.   Limited Liability Company Existence. During the term of this Agreement, the Seller will keep in full force and effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, and each other instrument or agreement necessary or appropriate to the proper administration of this Agreement and the transactions contemplated hereby.

Section 4.02.   Liability of Seller; Indemnities. The Seller shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by such Seller under this Agreement.

(a)  The Seller shall indemnify the Purchaser, its Affiliates, any subsequent purchaser of the Contracts, any trustee and any underwriter, placement agent or initial purchaser or the equivalent in the offering and sale of the securities issued in connection with any Securitization and any of their respective officers, directors, agents, partners, members, shareholders and employees (collectively, the “Seller Indemnified Parties” and each, a “Seller Indemnified Party”) and hold each Seller Indemnified Party harmless against (i) any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any Seller Indemnified Party may sustain in any way related to claims of third parties related to (A) the failure of the Seller to perform its obligations as Seller under the terms of this Agreement, (B) any untrue statement or alleged untrue statement of material fact contained in any information provided by the Seller pursuant to Section 5.14 hereof or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that Seller shall have the right to approve in writing the final form of any such disclosure (which approval shall not be unreasonably withheld) or (C) the breach of any representation or warranty, covenant or other agreement set forth in this Agreement; and (ii) any taxes that may at any time be asserted against any Seller Indemnified Party with respect to, and as of the date of, the conveyance of the Conveyed Assets to the Purchaser, including any sales, gross receipts, tangible personal property, privilege or license taxes (but, in the case of the Seller Indemnified Parties, not including any taxes asserted with respect to the ownership of the Conveyed Assets or federal or state income taxes arising out of the transactions contemplated by this Agreement).

(b)  The Seller or the Seller Indemnified Party, as applicable, shall promptly notify the other upon becoming aware that a claim subject to indemnification under Section 4.02(a) (a “Seller Indemnified Claim”) has been made by a third party with respect to this Agreement or the Contracts; provided, however, that the failure of the Seller Indemnified Party to notify the Seller of a Seller Indemnified Claim shall not relieve the Seller from any liability which it may have to any Seller Indemnified Party, but only to the extent such failure to notify does not prejudice the Seller’s ability to defend. The Seller shall assume the defense of any such Seller Indemnified Claim and be responsible for all fees and expenses of counsel incurred therewith as well as any other litigation expenses; provided, that counsel chosen by the Seller shall be reasonably acceptable to the Purchaser; and provided, however, that at any time the Seller Indemnified Party shall be entitled to participate therein and, to the extent that it shall wish, hire counsel (who shall not, except with the consent of the Seller, be counsel to the Seller) and, jointly with the Seller, assume the defense thereof. The Seller shall not be liable to the Seller Indemnified Party for the cost of the Seller Indemnified Party’s counsel. If, in connection with any Seller Indemnified Claim, the actual or potential defendants in, or targets of, any such action include both the Seller and the Seller Indemnified Party and the Seller Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from, adverse to or additional to those available to the Seller, the Seller Indemnified Party shall have the right to hire counsel to assume the defense of any such Seller Indemnified Claim and the Seller shall be responsible for all fees and expenses of counsel incurred therewith as well as any other litigation expense. The Seller shall not, without the written consent of the Seller Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Seller Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Seller Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or failure to act, by or on behalf of the Seller Indemnified Party. If the Seller shall have made any indemnity payment pursuant to this Section and the Seller Indemnified Party to whom such payment is made thereafter collects any other amounts for such Seller Indemnified Claim from others, such Seller Indemnified Party shall, or Purchaser shall cause such Person to, promptly repay such amount to Seller, without interest.

(c)  Notwithstanding the foregoing provisions of this Section 4.02, the Purchaser will indemnify and hold harmless the Seller, its Affiliates, and any of their respective officers, directors, agents, partners, members, shareholders, and employees (collectively, the “Purchaser Indemnified Parties” and each, a “Purchaser Indemnified Party”) against any losses, claims, damages, liabilities, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses to which such Purchaser Indemnified Parties may become subject, arising out of any untrue statement or alleged untrue statement of a material fact contained in the information provided by the Purchaser (which excludes the information provided by (i) the Seller pursuant to Section 5.14, (ii) E-Loan pursuant to Section 3.06 of the Servicing and Custodian Agreement and (iii) the Servicer pursuant to Section 10.15 of the Servicing and Custodian Agreement), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)  The indemnification obligations of the Seller and Purchaser under this Section 4.02 shall survive the assignment and transfer of the Contracts in connection with any Securitization or the termination of this Agreement and shall be in addition to any liability which it may otherwise have.

Section 4.03.   Merger or Consolidation of, or Assumption of the Obligations of, the Seller; Certain Limitations. The Seller shall not consolidate with nor merge into any other entity or convey, transfer or lease substantially all of its assets as an entirety to any Person unless the entity formed by such consolidation or into which such Seller has merged or the Person which acquires by conveyance, transfer or lease substantially all the assets of the Seller as an entirety, can lawfully perform the obligations of the Seller hereunder and executes and delivers to the Purchaser an agreement in form and substance reasonably satisfactory to the Purchaser, which contains an assumption by such successor entity of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Seller under this Agreement.

Section 4.04.   Limitation on Liability of Seller and Others. The Seller and its Representatives may rely in good faith on any document of any kind, prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Seller shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be incidental to its obligations under this Agreement, and that in its opinion may involve it in any expense or liability. The Purchaser shall indemnify and hold harmless the Seller from and against any cost, fee, damage or expense resulting from, the negligence or willful misconduct of the Purchaser as a result of, the Seller complying with any direction or instruction from the Purchaser (except to the extent that such cost, fee, damage or expense shall be due to the willful misfeasance, bad faith or negligence of the Seller or shall arise from the breach by the Seller of any of its obligations hereunder). The indemnities contained in this Section shall survive the termination of this Agreement.

Section 4.05.   Performance of Obligations. The Seller shall punctually perform and observe all of their respective obligations and agreements contained in the Basic Documents.

Section 4.06.   Delivery of Contract Documents. Prior to the Closing Date, the Seller has, at its own expense, delivered the Contract Documents to the Custodian.

Section 4.07.   New Credit Facility. Seller is a party to the Credit Documents, which agreements the parties intend to terminate on the Closing Date. The Purchaser shall establish within 15 days following the Closing Date a new credit facility upon substantially the same terms and conditions as are reflected in the Credit Documents. E-Loan, Inc. and the Purchaser agree to act in good faith to establish such new credit facility. E-Loan, Inc. shall pay all costs and expenses associated with the new credit facility, including the legal expenses and costs of Merrill Lynch Bank.

ARTICLE FIVE

MISCELLANEOUS

Section 5.01.   Termination. This Agreement shall terminate upon the earlier of (i) the later to occur of (A) the final payment or other liquidation (or any advance with respect thereto) of the last maturing Contract and (B) the disposition of any Financed Vehicle with respect to the last Contract and the remittance of all funds due hereunder or (ii) the mutual consent of the Seller and the Purchaser in writing. The representations and warranties made by the Seller in Sections 3.01, 3.02, 3.03 and 3.04, the indemnification obligations of the Seller and the Purchaser under Section 4.02 shall survive the termination of this Agreement.

Section 5.02.   Amendment. This Agreement may be amended by the parties hereto at any time, but only by an agreement in writing executed by the parties to this Agreement.

Section 5.03.   Protection of Title to Contracts.

(a)  The Seller shall execute and file such financing statements, cause to be executed and filed such amendments and continuation statements and make such notations on records or documents of title, all in such manner and in such places as may be required by lawfully to preserve, maintain and protect the first priority perfected security interest of the Purchaser in the Conveyed Assets sold to the Purchaser pursuant to this Agreement and in all proceeds of the foregoing. The Seller shall deliver (or cause to be delivered) to the Purchaser file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. Notwithstanding the foregoing, to the extent that the laws of any State require that the Purchaser be named as lien holder in order for the Purchaser to have an enforceable first priority perfected security interest in the related Financed Vehicle, the Purchaser shall pay all costs and fees incurred by the Seller in obtaining such documents. Further, the Seller shall notify the Purchaser upon becoming aware that a State requires notation on a Title Document to perfect the security interest of the Purchaser in the related Financed Vehicles. The Seller shall deliver (or cause to be delivered) to the Purchaser file-stamped copies of, or filing receipts for, any document filed as provided in this clause (a), as soon as available following such filing.

(b)  The Seller shall not change its name, identity or corporate structure in any manner that would, could or might make any financing statement or continuation statement filed in accordance with Section 2.01(d) or 5.03(a) seriously misleading within the meaning of Section 9-506(b) of the UCC, unless it shall have given the Purchaser at least 60 days’ prior written notice thereof and shall have promptly filed appropriate amendments to all previously filed financing statements or continuation statements. The Seller hereby gives the Purchaser the authority to file any continuation statements or amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Purchaser may determine, in its sole discretion, are necessary or advisable to continue or amend the security interest granted to the Purchaser herein.

(c)  The Seller shall give the Purchaser at least 60 days’ prior written notice of any relocation of its registered location or change in jurisdiction of organization and shall promptly file any such amendment or new financing statement as may be required to preserve and protect the interests of the Purchaser in the Conveyed Assets sold to the Purchaser pursuant to this Agreement and all proceeds of the foregoing and shall deliver to the Purchaser evidence of filing of such financing statements and amendments.

(d)  During the term of this Agreement, the Seller shall maintain its chief executive office in one of the States of the United States, other than Louisiana.

(e)  The Seller shall maintain or cause to be maintained its computer systems so that, from and after the time of sale of the Contracts under this Agreement, the computer systems and records (including any backup archives) that shall refer to any such Contract indicate clearly the interest of the Purchaser in such Contract and that such Contract is owned by the Purchaser. Indication of the Purchaser’s ownership of a Contract shall be deleted from or modified on the computer systems and records of the Seller, if any, when, and only when, the related Contract shall have been paid in full or repurchased.

(f)  If at any time the Seller shall propose to sell, grant a security interest in, or otherwise transfer any interest in retail motor vehicle installment sales contracts or installment loans to any prospective purchaser, lender or other transferee, the Seller shall give or cause to be given to such prospective purchaser, lender or other transferee computer tapes, records or print-outs (including any restored from back-up archives) that, if they shall refer in any manner whatsoever to any Contract, shall indicate clearly that such Contract has been sold and is owned by the Purchaser.

(g)  The Seller shall permit the Purchaser and its agents, at any time upon reasonable request and notice during normal business hours, to inspect, audit and make copies of and abstracts from the Seller’s records regarding any Contract.

(h)  Except as provided herein, the Seller will not sell, pledge, assign or transfer any Conveyed Asset to any Person, or grant, create, incur, assume or suffer to exist any Lien on any interest therein, and the Seller shall defend the right, title, and interest of the Purchaser in, to and under such Conveyed Assets against all claims of third parties claiming through or under the Seller.

(i)  Other than the costs and disbursements incurred by the Seller in connection with filing the financing statements referenced in Section 2.02(a)(ix) and the filing of financing statements, amendments and continuation statements pursuant to this Section, and in having the lien of the Seller noted on the Title Documents, the Purchaser shall pay all reasonable costs and disbursements in connection with the perfection and the maintenance of perfection, as against all third parties, of the Purchaser’s right, title and interest in and to the Contracts and in connection with maintaining the first priority security interest in the Financed Vehicles and the proceeds thereof, including all costs incurred in connection with any application to name the Purchaser or its assigns as the lienholder as to any Financed Vehicle.

Section 5.04.   Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 5.05.   Notices. All demands, notices and communications under this Agreement shall, except as otherwise provided for herein, be in writing personally delivered or mailed by certified mail, return receipt requested, and shall be deemed to have been duly given upon receipt in the case of:

if to the Seller, to:	E-Loan Auto Fund One, LLC
6230 Stoneridge Mall Road
Pleasanton, California 94588
Attention: Darren Nelson
Telephone: (925) 847-6152
Facsimile: (925) 520-6122

With a copy to:	Scott McKinlay
Vice President and Chief Legal Officer
E-Loan, Inc.
6230 Stoneridge Mall Road
Pleasanton, California 94588
Telephone: (925) 847-6154
Facsimile: (925) 520-6122

if to the Purchaser to:	Merrill Lynch Bank USA
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
New York, New York 10080
Attention: John F. Blackburn
Telephone: (212) 449-9023
Facsimile: (212) 449-9015

or, in each case, to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above. Any notice so mailed within the time prescribed herein shall be conclusively presumed to have been duly given, whether or not such addressee shall receive such notice.

Section 5.06.   Severability of Provisions. If one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 5.07.   Assignment.

(a)  Notwithstanding anything to the contrary contained herein, except as provided in Section 4.03, the Seller may not transfer or assign all or a portion of its rights, obligations and duties under this Agreement unless the Purchaser has consented to such transfer or assignment.

(b)  The Seller hereby acknowledges and consents to any mortgage, pledge, assignment and grant of a security interest by the Purchaser of all or a portion of its right, title and interest in, to and under the Contracts or the assignment of any or all of the Purchaser’s rights and obligations hereunder to any other Person.

Section 5.08.   Third Party Beneficiaries. Except as otherwise specifically provided herein, the parties hereto hereby manifest their intent that no third party shall be deemed a third party beneficiary of this Agreement, and specifically that the Obligors are not third party beneficiaries of this Agreement.

Section 5.09.   Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall together constitute but one and the same instrument.

Section 5.10.   Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 5.11.   Confidentiality. Subject to the provisions of Section 5.14, each of the Seller and the Purchaser agrees for itself and its Affiliates to maintain the Basic Documents and the information therein and any proprietary information a party obtains from or about another party as confidential information and not to disclose such documents or information except (i) to their respective Representatives who need to know such information for purposes of evaluating the transactions contemplated thereby, who are informed of the confidential nature of such documents and information and who agree to be bound by the terms of this Section, (ii) as necessary to perform this Agreement, and in order to obtain any consents, approvals, waivers or other arrangements required to permit the execution, delivery and performance of the Basic Documents, but only to the extent required by any governmental authority pursuant to legal process or as required by applicable law and (iii) as necessary to comply with the securities laws and regulations of any country or political subdivision thereof. In the event any such party is required or requested to make any disclosure pursuant to clause (ii) above, the disclosing party shall use reasonable efforts to give prompt notice of such requirement or request so that the non-disclosing party can seek an appropriate protective order. Notwithstanding anything to the contrary contained in this Agreement, all persons may disclose to any and all persons, without limitations of any kind, the purported or claimed U.S. federal income tax treatment of this Agreement, any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of this Agreement, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal income tax treatment or fact, other than the name of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, and any pricing terms or other nonpublic business or financial information that is unrelated to the purported or claimed federal income tax treatment of the transaction to the taxpayer and is not relevant to understanding the purported or claimed federal income tax treatment of the transaction to the taxpayer. This Section shall survive for a period of one year following the termination of this Agreement.

Section 5.12.   Use of Name.

(a)  The Seller agrees for itself and its Affiliates that it will not use the name “Merrill Lynch,” or any servicemark or trademark of the Purchaser or any Affiliate thereof, in any public disclosures and will take reasonable measures not to use the same in any context in marketing the business of the Seller and its Affiliates without the express prior written consent of the Purchaser, unless required to do so by law.

(b)  The Purchaser agrees for itself and its Affiliates that none of them will use the name “E-LOAN,” “E-LOAN, Inc” or any servicemark or trademark of E-Loan or any Affiliate thereof, in any public disclosures and will take reasonable measures not to use the same in any context in marketing the business of the Purchaser and its Affiliates without the express prior written consent of E-Loan, Inc., except in connection with a Securitization and as otherwise required to do so by law.

Section 5.13.   Expenses. Except as otherwise provided herein, each party to this Agreement shall be responsible for paying their respective costs and expenses, including legal and out of pocket expenses, in connection with the negotiation, preparation and execution and delivery of the Agreement and the other Transaction Documents.

Section 5.14.   Securitization or other Disposition of Contracts.

(a)  The Seller acknowledges that the Purchaser may, in the future, sell the Contracts to third Persons in the form of one or more Securitizations or whole loan transactions, and agrees to reasonably assist the Purchaser in such regard, including (i) making representations and warranties on any Securitization closing date that the Seller has complied with all covenants and obligations hereunder, (ii) negotiating in good faith and executing any documents required to effectuate (i), (iii) providing the Purchaser with statements containing certain information relating to the Seller and the Contracts, including historical loss and delinquency data and static pool data, (iv) cooperating with the Purchaser and any the other parties to the Securitization to satisfy the parties’ reporting obligations under the Exchange Act and applicable law including the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (v) providing, as applicable, (A) information and verification of information as is available to the Seller, whether through auditors and counsel or otherwise, as reasonably requested by the Purchaser (B) at the cost and expense of the Seller, an opinion of New York counsel as to the enforceability of the Purchase and Sale Agreement and (C) access for rating agencies, credit enhancers or investors to each Seller representative with responsibility, knowledge or experience with respect to the Contracts for the purpose of answering questions in relation thereto. The Purchaser will give at least 30 days’ prior written notice to the Seller of any such transaction. In connection with any such Securitization, the Seller will deliver to the Purchaser an Officer’s Certificate to the effect that any such information delivered to the Purchaser, and the disclosure relating thereto, is true and correct in all material respects and does not contain an untrue statement of material fact or the omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  As requested by the Purchaser, the Seller shall also furnish to the Purchaser information regarding the Seller necessary for the Purchaser to effect a Securitization. In addition, the Seller shall represent and warrant to the Purchaser that, when delivered, such information does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)  Except as otherwise set forth above, the Purchaser shall promptly reimburse the Seller for all reasonable out-of-pocket costs and expenses incurred in complying with any such request pursuant to (a) and (b) above.

(d)  The Seller shall continue to be responsible for its obligations under the Basic Documents.

(e)  The Seller shall not be required to incur any additional costs as a result of any Securitization that are not otherwise reimbursed to the Seller.

(f)  This Section shall survive the termination of this Agreement.

Section 5.15.   Separate Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument.

Section 5.16.   No Petition Covenant. Each of the Seller and the Purchaser, by entering into this Agreement, covenants that it shall not, prior to the date that is one year and one day after the payment in full of all securities issued in connection with any Securitization, acquiesce, petition or otherwise invoke or cause the issuer of such securities or trustee or other similar entity for such securities to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against such issuer or trustee or other entity under any bankruptcy, insolvency or similar law, or for the purpose of appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such issuer or trustee or other entity or any substantial part of its properties, or ordering the winding up or liquidation of the affairs of such issuer, trustee or other entity. This Section 5.16 shall survive the termination of this Agreement.

Section 5.17.   Portfolio Performance Reporting. On a monthly basis, the Purchaser shall provide the Seller with a copy of the Monthly Servicer Report and any other information provided to the Purchaser by the Servicer for such month.

Section 5.18.   Survival. Termination of this Agreement shall not release either party of their respective obligations of payment, warranty, reporting and from the confidentiality and indemnity provisions hereof and any other provisions that, by its nature, should survive such termination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

E-LOAN AUTO FUND ONE, LLC as Seller

By:	/s/ Matthew J. Roberts

Name: Matthew J. Roberts Title: Treasurer

MERRILL LYNCH BANK USA, as Purchaser

By:	/s/ Joseph Magnus

Name: Joseph Magnus Title: Director